Exhibit 99.1

News release

FOR IMMEDIATE RELEASE

PEABODY ENERGY AND ARCELORMITTAL

OBTAIN MAJORITY INTEREST IN MACARTHUR COAL;

OFFER NOW UNCONDITIONAL

St. Louis, Luxembourg, October 23 – Peabody Energy (NYSE: BTU) and ArcelorMittal (NYSE: MT) today announced they have achieved majority control of Macarthur Coal Ltd (ASX: MCC) following acceptances under PEAMCoal Pty Ltd’s takeover bid in respect of more than 50.01% of the Macarthur shares.

PEAMCoal Pty Ltd disclosed today that it has a relevant interest in approximately 59.85% of the Macarthur shares, excluding shares subject to the Institutional Acceptance Facility (IAF). As a result, the minimum acceptance condition of 50.01% has been satisfied and PEAMCoal has declared the offer unconditional. Those shares subject to IAF instructions will now be converted into actual acceptances of the offer.

PEAMCoal will proceed to appoint representatives to the Macarthur Board.

“We are pleased to obtain a controlling interest in Macarthur Coal and look forward to advancing the company’s operating performance and growth initiatives,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “We also value the contribution of Macarthur employees and welcome them to a new stage of success for Macarthur.”

Aditya Mittal, CFO and Member of the Group Management Board at ArcelorMittal, said, "We encourage remaining Macarthur shareholders to accept without delay and improve their chances of receiving the premium A$16.25 per share price, should we reach the 90% compulsory acquisition threshold.”

As previously announced, PEAMCoal will increase the offer price for all shareholders from A$16.00 to A$16.25 per share if PEAMCoal acquires relevant interests in at least 90% of Macarthur shares by 7:00 p.m. (Brisbane time) on 11 November 2011. PEAMCoal reserves the right to extend this date.

PEAMCoal will not increase the offer price of A$16.00 per share unless PEAMCoal acquires relevant interests in at least 90% of Macarthur shares. Reaching the 90% relevant interest threshold would allow PEAMCoal to compulsorily acquire all outstanding Macarthur shares.

PEAMCoal has declared the increased offer price A$16.25 per share to be final (in the absence of a superior or competing proposal).

All participating members of the Macarthur Board continue to recommend that Macarthur shareholders accept the PEAMCoal offer. Peabody and ArcelorMittal encourage Macarthur shareholders that have not yet accepted the offer to consider the risks of retaining a shareholding in a company with potentially reduced liquidity, including the impact this may have on the ability to sell shares at a later date.

PEAMCoal confirms that it is continuing to pay broker handling fees to brokers who initiate valid acceptances of the offer in respect of parcels of Macarthur shares held by retail shareholders on the terms set out in PEAMCoal’s third supplementary bidder’s statement dated 13 October 2011. These handling arrangements will remain in place until the scheduled close of the offer period, unless extended. If the handling fee arrangements are extended, PEAMCoal will announce this to the ASX at or around the time when the offer period is extended.

Macarthur shareholders seeking further information regarding the offer should contact PEAMCoal’s Offer Information Line on 1800 992 039 (for callers within Australia) or +61 2 8280 7692 (for callers outside Australia).

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Peabody Energy Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect results include those described in this press release as well as risks detailed in the company's reports filed with the Securities and Exchange Commission.

ArcelorMittal Forward Looking Statement

This document contains forward-looking information and statements about ArcelorMittal and its subsidiaries. Forward-looking statements may be identified by the words "will," "believe," "expect" or similar expressions. Although ArcelorMittal's management believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of ArcelorMittal's securities are cautioned that forward-looking information and statements are subject to numerous risks and uncertainties, many of which are difficult to predict and generally beyond the control of ArcelorMittal, that could cause actual results and developments to differ materially and adversely from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the filings with the Luxembourg Stock Market Authority for the Financial Markets (Commission de Surveillance du Secteur Financier) and the United States Securities and Exchange Commission (the "SEC") made or to be made by ArcelorMittal, including ArcelorMittal's Annual Report on Form 20-F for the year ended 31 December, 2010 filed with the SEC. ArcelorMittal undertakes no obligation to publicly update its forward-looking statements, whether as a result of new information, future events or otherwise.

About Macarthur Coal

Macarthur Coal is a leading producer of low-volatile PCI metallurgical coal with production and development assets in the Bowen Basin, Australia, including the Coppabella and Moorvale Joint Venture, Middlemount and Codrilla. It holds total coal reserves of 270 million tonnes and total resources of approximately 2.3 billion tonnes.

About Peabody Energy

Peabody Energy is the world's largest private-sector coal company and a global leader in clean coal solutions. With 2010 sales of 246 million tons and nearly $7 billion in revenues, Peabody Energy fuels 10% of U.S. power and 2% of worldwide electricity. For more information about Peabody Energy visit: www.peabodyenergy.com. Contact: Vic Svec (+1 314 342-7768)

About ArcelorMittal

ArcelorMittal is the world’s leading integrated steel and mining company, with operations in more than 60 countries. In 2010, ArcelorMittal had revenues of US$78 billion and crude steel production of 90.6 million tonnes, representing approximately 6% of world steel output. ArcelorMittal’s mining operations produced 47 million tonnes of iron ore and 7 million tonnes of metallurgical coal as well in 2010. For more information about ArcelorMittal visit: www.arcelormittal.com. Contact: Giles Read (+44 20 3214 2845)